UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
November 12, 2020
ENTERPRISE FINANCIAL SERVICES CORP
(Exact name of registrant as specified in its charter)

Delaware	001-15373	43-1706259
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Meramec Avenue,	St. Louis,	Missouri	63105
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code
(314) 725-5500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EFSC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 12, 2020 (the “Closing Date”), Enterprise Financial Services Corp, a Delaware corporation (“Enterprise”), the holding company of Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers (“EB&T”), completed its previously-announced merger with Seacoast Commerce Banc Holdings, a California corporation (“Seacoast”), the holding company of Seacoast Commerce Bank, a California-chartered commercial bank (“Seacoast Bank”), pursuant to the terms of the Agreement and Plan of Merger, dated August 20, 2020 (the “Merger Agreement”), by and among Enterprise, EB&T, Seacoast and Seacoast Bank (the “Merger Agreement”). The merger of Seacoast with and into Enterprise, with Enterprise as the surviving institution (the “Merger”), will be effective as of 11:59 p.m. Eastern time on the Closing Date. The merger of Seacoast Bank with and into EB&T, with EB&T as the surviving institution, will be effective shortly following the Merger.

Pursuant to the terms of the Merger Agreement, as a result of the Merger, (1) each holder of Seacoast common stock (including shares of Seacoast common stock underlying Seacoast stock awards, but excluding any dissenting shares) has the right to receive 0.5061 (the “Exchange Ratio”) shares of Enterprise common stock (“Enterprise Common Stock”) for each Seacoast common share held immediately prior to the effective time of the Merger and cash in lieu of any fractional shares; and (2) each vested and unvested option to acquire shares of Seacoast common stock (a “Seacoast Option”) granted under any Seacoast benefit plan that was outstanding immediately prior to the effective time of the Merger was canceled and extinguished and exchanged for the right to receive (without interest) an amount of cash equal to the product of (i) the aggregate number of shares of Seacoast common stock issuable upon exercise of such Seacoast Option and (ii) the excess, if any, of (A) the product of (x) the Exchange Ratio and (y) the daily volume weighted average price of Enterprise’s common stock for the 20 consecutive trading days ending on the trading day immediately preceding the closing date of the Merger, over (B) the per-share exercise price of such Seacoast Option, less any applicable taxes required to be withheld with respect to such cash payment. Each outstanding share of Enterprise Common Stock remained outstanding and was unaffected by the Merger.

In connection with the Merger, Enterprise will issue approximately 5.0 million shares of Enterprise Common Stock valued at $33.56 per share, which was the closing price of Enterprise common stock on November 12, 2020. The value of the transaction consideration was approximately $169 million.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to Enterprise’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 21, 2020 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2020, in connection with the Merger and pursuant to the terms of the Merger Agreement and Enterprise’s Amended and Restated Bylaws, the Enterprise board of directors (the “Enterprise Board”) ratified and confirmed an increase in the number of directors from 12 to 13 and the appointment of Richard M. Sanborn, to serve as a director of Enterprise, effective as of the effective time of the Merger. Mr. Sanborn, who served as the President and Chief Executive Officer and a director of Seacoast and Seacoast Bank, will serve until Enterprise’s 2021 annual meeting of stockholders and until he or his respective successor is elected and qualified. Subject to the fiduciary duties of the Enterprise Board, Enterprise will nominate Mr. Sanborn for election to the Enterprise Board in the proxy statement relating to 2021 annual meeting of stockholders.

The Enterprise Board has not yet determined which committees of the Enterprise Board Mr. Sanborn will join.

Item 7.01 Regulation FD Disclosure.

On November 12, 2020, Enterprise issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed filed for the purposes of the Securities Exchange Act of 1934, as amended, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit
Number    Description

2.1    Agreement and Plan of Merger, dated August 20, 2020 by and among Enterprise Financial Services Corp, Enterprise Bank & Trust, Seacoast Commerce Banc Holdings and Seacoast Commerce Bank (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 21, 2020).
99.1    Press Release dated November 12, 2020.
104    Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERPRISE FINANCIAL SERVICES CORP

Date:	November 12, 2020	By:	/s/ Troy R. Dumlao
Troy R. Dumlao
Senior Vice President and Chief Accounting Officer